Exhibit 10.3
Certain identified information has been excluded from the exhibit because (i) it is not material and (ii) is the type of information that the Company treats as private or confidential. Bracketed asterisks denote omissions.

FY22 Executive Incentive Plan

1.Purpose: The FY22 Executive Incentive Plan (the “FY22 Plan”) is designed to reward key management for achieving certain financial and business objectives.
2.Plan Period: The FY22 Plan covers the Company’s fiscal year 2022 (i.e., October 2, 2021, through September 30, 2022). There will be two performance periods, the first consisting of the first half of the fiscal year (i.e., October 2, 2021, through April 1, 2022), and the second consisting of the second half of the fiscal year (i.e., April 2, 2022, through September 30, 2022).
3.Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this FY22 Plan may be eligible for other programs established by Skyworks.
4.Incentive Targets: Participants are eligible to earn an incentive bonus equal to a percentage of their base salary based on the Company’s achievement of certain performance metrics as set forth below. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant’s base salary):

Title	Incentive At Nominal	Incentive At Target	Incentive At Stretch
CEO	80%	160%	320%
CFO	50%	100%	200%
Other SVP/VPs	40%	80%	160%
5.Metrics: The performance metrics for FY22 are as follows:

Metric	Nominal	Target	Stretch
1st Half Metrics ($M)
Corporate Operating Income Dollars[1]	[**]	[**]	[**]
Corporate Revenue	[**]	[**]	[**]
2nd Half Metrics ($M)[2]
Corporate Operating Income Dollars[1]	TBD	TBD	TBD
Corporate Revenue	TBD	TBD	TBD

1 Non-GAAP operating income plus depreciation and amortization
 2 2nd Half targets will be reassessed, and approved, in May 2022

Each performance metric above anticipates normal operations. Any changes or adjustments to the performance metrics (or metric weightings) to take account of extraordinary, unusual, or special items

(e.g., restructurings, acquisitions and/or dispositions), or such other items as the Compensation Committee may determine in its sole discretion, will be made in the sole discretion of the Compensation Committee. Payments to be made with respect to the metrics will be weighted based on performance as follows, with percentages representing percentages of the participant’s target award:

	1st Half Operating Income $	2nd Half Operating Income $	1st Half Revenue	2nd Half Revenue
All Participants	25%	25%	25%	25%
6.How the Plan Works: Upon completion of the applicable performance period, the Chief Executive Officer will provide the Compensation Committee with recommendations for incentive award payments to all named participants of the plan except himself. The Chief Executive Officer may recommend awards below a participant’s nominal incentive award or above a participant’s stretch incentive award. The Chief Executive Officer may also recommend modifications to incentive payments (including, but not limited to, the delivery of equity awards in lieu of cash) to ensure an equitable distribution of incentives. The Committee will review the recommendations and approve the actual amount (and form) of the payment to be made to each participant, including the Chief Executive Officer. All incentive award payments under the FY22 Plan, if earned, will be paid by March 15th of the calendar year following the end of the calendar year in which the performance period ends.
7.Administration: If actual performance achieved for the applicable performance period falls between the applicable Nominal and Target levels, or between the Target and Stretch levels, the achievement with respect to such metric shall be calculated based on a straight-line, mathematical interpolation between the applicable vesting percentages.
In order to fund the incentive plans and ensure the Company’s overall financial performance, the following terms apply:
•Payments with respect to the 1st Half metrics will be capped at 100% of the target level attributed to such metric, with any amounts over such level to be paid out after the end of the fiscal year provided that the Company meets its minimum operating income goal (in dollars) after accounting for any incentive award payments (“Minimum Operating Level of Performance”). Similarly, no incentive payments will be made with respect to the 2nd Half metrics unless the Company meets the Minimum Operating Level of Performance.
•Any payment shall be conditioned upon the Participant’s employment by the Company on the date of payment; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability.
•Any payments made under this FY22 Plan will be subject to the provisions of any compensation clawback policy that Skyworks has in effect or may adopt in the future.
8.Taxes: All awards are subject to applicable taxes, including federal, state, local, and social security taxes. Payments under this FY22 Plan will not affect the participant’s base salary, which is used as the basis for Skyworks’ benefits program.